Chief Human Resources Officer

AMENDMENT TO EMPLOYMENT AGREEMENT

Effective this 24 day of July, 2024, the Employment Agreement between Reginald E. Davis (the "Executive") and New York Community Bancorp, Inc. (the "Company"), dated April 24, 2021 (the "Agreement"), is amended as follows:

1. Section 4.1 "Base Salary," of the Agreement is replaced and revised as follows:

"Effective as of the start of the next pay period following delivery by Flagstar of a one-time 7-year term stock option award covering 1,000,000 shares of Company common stock (the "Stock Option Award"), Executive's annual rate of base salary shall be $700,000.00 (the "Base Salary"). The Company shall pay the Base Salary in periodic installments in accordance with its payroll practices. The Base Salary shall be reviewed at least annually by the Board, or a committee thereof, and may be increased (but not decreased)."

2. Section 4.2 "Annual Bonus," is replaced and revised as follows:

"Executive shall be eligible to participate in the Company's short-term cash incentive program on the same basis as other senior executives of the Company. Executive's target annual cash incentive opportunity for performance periods beginning January 1, 2024, shall be $700,000.00 (100% of the Base Salary) (the "Target Bonus")."

3. Section 4.4 "Equity Awards," is replaced and revised as follows:

"Executive shall be entitled to a one-time 7-year term stock option award granting 1,000,000 shares of Company common stock at an exercise price equal to the closing price of Company common stock on the grant date (the "Stock Option Award"), to vest in equal installments on each the first, second and third anniversaries of the grant date. The grant date shall be effective on the approval of the grant. The Stock Option Award shall be subject to the terms of the Company's 2020 Omnibus Incentive Plan, as may be amended from time to time, and any terms and conditions as may be set forth in the Stock Option Award Notice to be delivered to Executive in connection with the grant. Until such time as the Stock Option Award has vested in full, Executive shall not be entitled to participate in any other long term equity incentive plan as may be applicable to other senior executives of the Company

In all other respects, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Bank, by a duly authorized representative, and the Executive, have executed this Amendment on the date first written above.

EXECUTIVE:

Signature

NEW YORK COMMUNITY BANCORP, INC.

By:

Its: Chief Human Resources Officer